Exhibit 5
[LETTERHEAD OF EATON CORPORATION]
February 27, 2009
Board of Directors
Eaton Corporation
Ladies and Gentlemen:
     As General Counsel of Eaton Corporation (the “Company”), I am furnishing this opinion in connection with an automatic shelf registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering from time to time by the Company, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”), of (i) debt securities (the “Debt Securities”), (ii) preferred shares (the “Preferred Shares”), (iii) common shares (the “Common Shares”), (iv) warrants to purchase Debt Securities, Preferred Shares, Common Shares or any combination thereof (the “Warrants”), and (v) units that include any combination of the foregoing (the “Units”). The Debt Securities, the Preferred Shares, the Common Shares, the Warrants and the Units are collectively referred to as the “Securities”.
     I have examined the resolutions of the Board of Directors of the Company (the “Resolutions”) authorizing the issuance, offering and sale of the Securities, and I have examined such corporate records of the Company and such other documents and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed.
     Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, under the laws of the State of Ohio:
     The Debt Securities (including Debt Securities issuable upon conversion of or exchange for Warrants) have been duly authorized and, when issued and delivered in accordance with the then current resolutions of the Company’s Board of Directors, and in accordance with the terms of such Debt Securities and any indenture under which such Debt Securities may be issued, will be valid and legally binding obligations of the Company.
     The Preferred Shares and the Common Shares (including Preferred Shares and Common Shares issuable upon conversion of or exchange for any Security), when issued and delivered to and paid for by the purchasers thereof in accordance with the Company’s Amended Articles of Incorporation and the then current resolutions of the Board of Directors, will be validly issued, fully paid and non-assessable.
     The Warrants have been duly authorized and, when delivered to and paid for by the purchasers thereof, will be valid and legally binding obligations of the Company.
     The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers),

reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars.
     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Opinions” in the Prospectus.
Very truly yours,
/s/ Mark M. McGuire
Mark M. McGuire
General Counsel